Exhibit 10.1

AMENDMENT NO. 2

to

EMPLOYMENT AGREEMENT

dated June 23, 2014

by and between

AXIS Specialty U.S. Services, Inc. (the “Company”)

and

Peter W. Wilson (the “Executive”)

Dated September 19, 2019

WHEREAS, the Company and the Executive entered into an employment agreement dated as of June 23, 2014 and subsequently amended by Amendment No. 1 dated September 21, 2016 (the “Agreement”); and

WHEREAS, the Compensation Committee of the Board of Directors of AXIS Capital Holdings Limited (“Holdings”), the Company and the Executive have determined that it is in the best interests of the Company, AXIS Capital Holdings Limited and its shareholders to extend the term of service thereof and address certain payments in connection with a Change in Control subject to Section 280G of the Internal Revenue Code;

NOW, THEREFORE, the Agreement is hereby amended, effective as of the aforementioned date, as follows:

1.	Section 3(a) of the Agreement (Term of Employment) is hereby amended to replace the reference to “December 31, 2019” in the second line thereof with “December 31, 2022”.

2.	Section 3(a)(iv) of the Agreement (Without Cause) is hereby amended to: (i) delete the reference to “December 31, 2019” in the fifth line thereof and replace such reference with “December 31, 2022”; and (ii) delete the last sentence thereof.

3.	Section 4 of the Agreement (Severance Payments and Other Benefits Following Termination of Employment) is hereby amended to: (i) include a new subsection “(h)” as follows:

“(h)	Notwithstanding the foregoing Sections 4(e) and 4(g), if any amount or benefit to be paid or provided to you under either Section 4(e) or 4(g) or under any other agreement with or plan or program of the Company following a Change in Control, as defined in Section 3(a)(vii) (1 – 4) hereof, would be an "Excess Parachute Payment," within the meaning of Section 280G of the Internal Revenue Code, but for the application of this sentence, then the payments and benefits to be paid or provided will either be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an Excess Parachute Payment, or paid in full, whichever of the foregoing approaches will, after taking into account the applicable federal, state and local income and employment taxes and the possible Section 280G excise tax (and any equivalent state of local excise taxes), result in your receipt, on an after-tax basis, of the greatest amount of payments and benefits. To the extent any payment or benefit needs to be reduced pursuant to the preceding sentence, reductions shall come from taxable amounts before non-taxable amounts and beginning with the payments otherwise scheduled to occur soonest. You agree to cooperate fully with the Company to determine the benefits applicable under this provision.”

; and (ii) rename existing Sections 4(h) and 4(i) as new Sections 4(i) and 4(j), respectively.

4.	Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

[Signatures on Following Page]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 2 as of the date first above written.

AXIS SPECIALTY U.S. SERVICES, INC.

By:	/s/ Noreen McMullan
Name:	Noreen McMullan
Title:	Executive Vice President

Accepted and Agreed:

/s/ Peter W. Wilson

Peter W. Wilson

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